Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: November 10, 2006

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Agreement to Sell Springs Medical Office Center and Springs Office Center in Louisville, Kentucky

Louisville, KY (November 10, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that it entered into agreements to sell Springs Medical Office Center and Springs Office Center, two of its office buildings located in Louisville, Kentucky, to an unaffiliated Kentucky limited liability company. Springs Medical Office Center and Springs Office Center have an aggregate of approximately 225,000 net rentable square feet of space.

Pursuant to the agreements, the Company is scheduled to receive an aggregate of $29.5 million in cash for these properties. The proposed purchaser is entitled to conduct due diligence on the properties until November 21, 2006, and, if satisfied, must close on both properties on or before January 25, 2007. The Company intends to use the proceeds from the sale to repay a portion of its debt with National City Bank, purchase properties in a manner that would qualify as a Section 1031 exchange under the Internal Revenue Code and for general working capital purposes.

About NTS Realty Holdings Limited Partnership

The Company currently owns twenty-nine properties, comprised of nine multifamily properties, sixteen office buildings and business centers (including Springs Medical Office Center and Springs Office Center), three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals,

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expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on April 3, 2006, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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